EXHIBIT 10.14

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.
2005 STOCK INCENTIVE PLAN

AWARD AGREEMENT

Award Agreement No.:  SIP No. [_________]

TO:  [________________]

We are pleased to inform you that you have been selected by Terra Energy & Resource Technologies, Inc. (the “Company”) to receive certain Stock Appreciation Rights (the “SARs”) under the Company’s 2005 Stock Incentive Plan, as restated on November 3, 2006 (the “Plan”).

The terms of the SARs are as set forth in this Agreement and in the Plan, a copy of which is attached. The Plan is incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan.  Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

The most important terms of the SARs are summarized as follows:

1. Grant Date:	[_____________]
2. Number of SARs:	[_____________] SARs (covering [________] shares)
3. Exercise Price:	$[___] per SAR
4. Expiration Date:	[_____________]
5. Vesting Base Date:	[_____________] (for reference purposes only)
6. Type of SARs:	Cash settlement SARs
7. SAR Vesting and Exercisability:	The SARs will vest and become exercisable on the following schedule: The Option shall vest at a rate of 100% as of the Vesting Base Date.
8. Termination of SARs:	The vested portion of the SARs will terminate automatically and without further notice on the earliest of the dates set forth below:

(a)	three months after termination of your employment relationship with the Company for any reason other than Cause, Retirement, Disability or death;
(b)	one year after termination of your employment relationship with the Company by reason of Retirement, Disability or death; or
(c)           the Expiration Date;

Notwithstanding the foregoing, if the Company terminates your services for Cause, you will forfeit the unexercised portion of the SARs, including vested and unvested shares, on the date the Company notifies you of your termination, unless the Plan Administrator determines otherwise.

For purposes hereof, “Cause” shall mean:  (i) you are convicted of, or plead guilty or nolo contendere to a charge of commission of, a felony; or (ii) you have engaged in willful gross neglect or willful gross misconduct in carrying out your duties, which results in material economic harm to the Company or in reputational harm causing quantifiable material injury to the Company.  For purposes hereof, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the President, CEO or a Director or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in clause (ii) above, and specifying the particulars thereof in detail.

For purposes hereof, “Retirement” shall mean any termination of employment relationship with the Company for any reason other than Cause, Disability or death.

For purposes hereof, you will be deemed to have a “Disability” if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

It is your responsibility to be aware of the date your SARs terminate.

9.  Method of Exercise: You may exercise the SARs by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the SARs and the number of SARs being exercised.  No shares of the Company’s common stock will be issued pursuant to the exercise of the SARs.

10.  Settlement of SARs:  Upon exercise of all or a specified portion of the SARs, you shall be entitled to receive from the Company, cash in an amount equal to the amount determined by multiplying:

(a)	100% percent of the amount (if any) by which the Fair Market Value on the date of exercise of the SARs exceeds the Grant Price, by
(b)	the number of shares of Common Stock with respect to which the SARs shall have been exercised.

11.  Withholding Taxes: As a condition to the exercise of any portion of the SARs, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

12.  Changes in Capital Structure.  If all or any portion of the SARs shall be exercised subsequent to any share dividend, split-up reorganization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of the outstanding class of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the SARs shall receive, for the aggregate exercise price paid, the aggregate number of SARs which, if Common Stock (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 3 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalization, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

13.  Limited Transferability: During your lifetime only you can exercise the SARs. The SARs are not transferable except by will or by the applicable laws of descent and distribution. The SARs may be exercised by the personal representative of your estate or the beneficiary thereof following your death.  Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the SARs contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the SARs, shall be null and void and without effect.

14.  Binding Effect: This Agreement shall inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns. Please execute the following Acceptance and Acknowledgment and return it to the undersigned.

Dated:  [_____________]

                                           Very truly yours,

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

By:
Name:
Title:

Accepted: